EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	May 2, 2003
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES EARNINGS

FOR SECOND QUARTER OF FISCAL YEAR 2003

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $42,000 for the second quarter ended March 31, 2003. This compares to $26,000 for the same period in the prior year.

For the three-month period, the increase in net earnings was due to higher net interest income resulting from an increase in interest-earning assets while interest-bearing liabilities declined. Both interest income and interest expense, however, were affected by the impact of the historically low interest rates. The higher net interest income for the period was partially offset by lower noninterest income, higher noninterest expense and a higher provision for loan losses.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. This is the first quarter of operating results as a public entity. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the bank’s holding company.

For the three-month period, earnings (basic and diluted) were $0.04 per share based on 978,650 shares of common stock. For the six-month period, net earnings were $63,000 compared to $79,000 for the same period in the prior fiscal year. Earnings per share for the six-month period ended March 31, 2003, and earnings per share for prior periods are not meaningful since the common stock has only been outstanding since January 8, 2003.

At March 31, 2003, CCSB Financial Corp. had total assets of $82.8 million, which is an increase of $4.8 million from the prior fiscal year end of September 30, 2002. The increase is attributed to the infusion of cash from the initial public offering, which was primarily used to fund loans and securities. At March 31, 2003, total stockholder’s equity increased to $14.9 million, or $15.27 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City.